UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
 Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported) July 27, 2006

EVANS & SUTHERLAND COMPUTER CORPORATION
 (Exact Name of Registrant as Specified in Its Charter)
Utah
(State or Other Jurisdiction of Incorporation)
0-8771	87-0278175
(Commission File Number)	(IRS Employer Identification No.)

770 Komas Dr, Salt Lake City, Utah	84108
(Address of Principal Executive Offices)	(Zip Code)

801-588-1000
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                             Entry into a Material Definitive Agreement

On July 28, 2006, Evans & Sutherland Computer Corporation (the “Company”), Spitz, Inc. (“Spitz”), and First Keystone Bank (“FKB”) entered into a First Modification Agreement amending the $2,500,000 Line of Credit Agreement (“Credit Agreement”) between Spitz and FKB, of which the Company is co-borrower and guarantor. Among other changes, the Maximum Credit Limit under the Credit Agreement has been reduced to $1,100,000, the first measurement of the Tangible Net Worth covenant will be as of the third quarter ending September 29, 2006, and loans from the Company to Spitz will be excluded from the computation of the Tangible Net Worth covenant.

Item 5.02                                             Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(b) On July 27, 2006, Lance Sessions informed the Company of his resignation as the Company’s Acting Chief Financial Officer, effective August 21, 2006.

(c) Effective August 21, 2006, Paul Dailey, Jr., C.P.A. will be appointed Acting Chief Financial Officer.

There are no familial relationships between Mr. Dailey and any other director or executive officer of the Company. Since the beginning of the Company’s last fiscal year, there have been no transactions, or series of transactions, between Mr. Dailey or any member of his immediate family and the Company in which the amount involved exceeded $60,000 and in which Mr. Dailey or his immediate family have, or will have, a direct or indirect material interest.

In addition to Mr. Dailey’s appointment as Acting Chief Financial Officer, Mr. Dailey also holds positions as Executive Vice President and Chief Financial Officer of Spitz, Inc. and Transnational Industries Inc. and has since 2002 and 1993, respectively. Mr. Dailey received a Bachelor of Arts from Rutgers University and is a Certified Public Accountant. Mr. Dailey is 50 years old.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 2, 2006

EVANS & SUTHERLAND COMPUTER CORPORATION

/s/LANCE SESSIONS
Lance Sessions
Acting Chief Financial Officer and Corporate Secretary